UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): August 21, 2017
Weatherford International public limited company
(Exact name of registrant as specified in its charter)

Ireland	001-36504	98-0606750
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Weststrasse 1, 6340 Baar, Switzerland	CH 6340
(Address of principal executive offices)	(Zip Code)

 Registrant’s telephone number, including area code: +41.22.816.1500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 21, 2017, Weatherford International plc (the “Company” or “Weatherford”) announced the appointment of Karl Blanchard, 57, as Executive Vice President and Chief Operating Officer of the Company.
Prior to joining the Company, Mr. Blanchard served as the Chief Operating Officer of Seventy Seven Energy, Inc., a position he started in June of 2014. Mr. Blanchard served as Vice President of Production Enhancement of Halliburton Company from 2012 to June 2014 and prior to that and he was Vice President of Cementing for Halliburton from 2010 to 2012.

Mr. Blanchard has over 35 years of experience in the oilfield industry, beginning his career at Halliburton in 1981. Before serving as an executive at Halliburton, he held leadership positions in engineering, marketing, sales and operations, and has gained experience in mergers, acquisitions and divestitures. Mr. Blanchard holds a Bachelor of Science degree in engineering from Texas A&M University, and is a member of the Society of Petroleum Engineers.

In connection with his appointment as Executive Vice President and Chief Operating Officer of the Company, subject to the approval of the Board of Directors, Mr. Blanchard will receive the following compensation:

    (1)    annual base salary of $700,000;

    (2)    eligibility to participate in the Company’s Executive Non-Equity Incentive Compensation Plan, as described in the Company’s annual proxy statement filed with the Securities and Exchange Commission on April 25, 2017, with threshold, target and superior metrics (expressed as a percentage of base salary) set at 50%, 100% and 150%, with a comparative performance matrix multiplier (maxed at 1.333) for 2017, providing a potential maximum bonus, prorated for 2017, of up to 200%; and

    (3)    a long term equity incentive award of $2,800,000, consisting of 75% restricted share units and 25% performance share units with share price increase metrics pursuant to the Company’s 2017 plan, vesting in equal installments over a three year period.

The Company will enter into a Change in Control Agreement with Mr. Blanchard (the “CIC Agreement”) that has a term of two years, automatically renewing if a change of control has not occurred, unless the Company provides notice of its intent not to renew. Under the terms of the CIC Agreement, if, during the term of the CIC Agreement, Mr. Blanchard’s employment is terminated in connection with a change in control, he is entitled to receive:

•
a lump sum cash payment equal to three times the sum of the highest base salary received in the preceding three years and the annual incentive cash compensation averaged over the preceding three years;

•	any accrued salary, annual target incentive cash compensation for the year of termination and vacation pay, pro-rated to the date of termination;

•	continuation for three years of all dental and health benefits, provided he remains responsible for his monthly employee contribution; and

•	reasonable outplacement services upon request for a period of up to six months beginning with the first full month after termination.

Upon a change in control, Mr. Blanchard’s equity awards will vest and any applicable forfeiture restrictions will lapse.

In addition, the Company and one of its primary subsidiaries will enter into customary officer indemnification agreements (deeds of indemnity) with Mr. Blanchard upon joining the Company. Pursuant to the terms of the indemnification agreements, Mr. Blanchard will be indemnified against any legal action taken against him by his prior employer.

There are no family relationships between Mr. Blanchard and any director, executive officer or person nominated or chosen by the Company to become a director or executive officer. Additionally, there have been no transactions involving Mr. Blanchard that would require disclosure under Item 404(a) of Regulation S-K.

Item 7.01	Regulation FD Disclosure.

On August 21, 2017, the Company issued a press release describing the matters in the first paragraph of Item 5.02 of this Current Report on Form 8-K. A copy of the press release is furnished as Exhibit 99.1 to this report and incorporated by reference herein. The information provided pursuant to this Item 7.01 is “furnished” and shall not be deemed to be “filed” with the Securities and Exchange Commission or incorporated by reference in any filing under the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in any such filings.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description
99.1	Press release issued by Weatherford International plc on August 21, 2017

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Weatherford International plc
Date: August 21, 2017
/s/ Christina M. Ibrahim
Christina M. Ibrahim
Executive Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press release issued by Weatherford International plc on August 21, 2017